                        D O R S E Y & W H I T N E Y L L P

                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498
                            Telephone: (612) 340-2600
                               Fax: (612) 340-2868


                                                                     Exhibit 5.1





Conseco Finance Corp.
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

Conseco Finance Securitizations Corp.
1100 Landmark Towers
345 St. Peter Street
St. Paul, Minnesota 55102-1639

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

                  We have acted as counsel to Conseco Finance Corp., a Delaware corporation (the "Company"), and Conseco Finance Securitizations Corp., a Minnesota corporation ( "CFSC"), in connection with the preparation of a Registration Statement on Form S-3 filed by the Company and CFSC with the Securities and Exchange Commission (the "Commission") on October 10, 2000 (the "Registration Statement"), relating to the registration by the Company of $3,000,000,000 of Manufactured Housing Contract Pass- Through Certificates (the "Certificates"). The Certificates will be issued from time to time in series under separate Pooling and Servicing Agreements, each in substantially the form incorporated as an exhibit to the Registration Statement (each such agreement, a "Pooling and Servicing Agreement"), among CFSC, as seller, the Company, as originator and servicer, and a bank or trust company, as trustee (the "Trustee"). The Company may provide a Limited Guarantee (the "Limited Guarantee") with respect to one or more classes of any series of Certificates.

                  We have examined the Registration Statement and such other documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that:

                  1. Each Pooling and Servicing Agreement, when it has been duly authorized by the Board of Directors of the Company and the Board of Directors of CFSC and duly executed and delivered by the Company, CFSC and the Trustee, will constitute the valid and binding obligation of the Company and CFSC and the Limited Guarantee of the Company, if any, provided for therein will constitute the valid and binding obligation of the Company.

Conseco Finance. Corp
Conseco Securitizations Corp.
October 10, 2000
Page 2


                  2. Each series of Certificates, when duly executed and delivered in accordance with the terms of the Pooling and Servicing Agreement relating to that series, will be legally and validly issued, and the holders of such Certificates will be entitled to the benefits of that Pooling and Servicing Agreement.

                  The opinions set forth above are subject to the following qualifications and exceptions:

                  (a) In rendering the opinions set forth above, we have assumed that, at the time of the execution of the applicable Pooling and Servicing Agreement and the execution and delivery of the related series of Certificates, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Certificates or any Limited Guarantee, the Registration Statement will have been declared effective by the Commission and will continue to be effective, the Certificates and the Limited Guarantee will be issued and sold as described in the Registration Statement, none of the particular terms of a series of Certificates will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

                  (b) Our opinion in paragraph 1 above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

                  (c) Our opinion in paragraph 1 above is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

                  (d) Minnesota Statutes ss. 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

                  Our opinions expressed above are limited to the laws of the State of Minnesota.
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Conseco Finance. Corp
Conseco Securitizations Corp.
October 10, 2000
Page 3

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising part of the Registration Statement.

Dated: October 10, 2000
                                              Very truly yours,

                                              /s/ Dorsey & Whitney LLP



CFS